Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this         day of             , 2011, by and between Luca Technologies Inc., a Delaware corporation, (hereinafter referred to as the “Company”), and             (hereinafter referred to as the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

1. Certain Definitions.

As used in this Agreement, the following terms have the meanings prescribed below:

AAA shall have the meaning assigned thereto in Section 13.14 hereof.

Affiliate is used in this Agreement to define a relationship to a person or entity and means a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

Agreement shall have the meaning assigned thereto in the preamble to this Agreement.

Annual Bonus shall have the meaning assigned thereto in Section 4.2 hereof.

Base Salary means the annual base salary paid to the Employee pursuant to Section 4.1 hereof.

Board means the board of directors of the Company.

Bonus Payment shall have the meaning assigned thereto in Section 12.2 hereof.

Cause shall have the meaning assigned thereto in Section 5.3 hereof.

Change in Control of the Company shall have the meaning assigned thereto in the Plan:

COBRA means Consolidated Omnibus Reconciliation Act of 1985, as amended, as in effect from time to time during the Employment Period.

Code means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated by the Internal Revenue Service thereunder, all as in effect from time to time during the Employment Period.

Common Stock means the Company’s common stock, par value $.01 per share.

Company shall have the meaning assigned thereto in the preamble to this Agreement.

Compensation Committee means the Compensation Committee of the Board.

Competing Business means any individual, business, firm, company, partnership, joint venture, organization, or other entity that is engaged in the actual or intended business of the Company and/or its Affiliates during the Employment Period and as of the date the Employee leaves the employment of the Company, including, without limitation, the commercialization of microbial enhanced natural gas.

Date of Termination means the earliest to occur of (i) the date of the Employee’s death or (ii) the date of receipt of the Notice of Termination, or such later date as may be prescribed in the Notice of Termination in accordance with Section 5.6 hereof.

Disability means either (i) an illness or other disability that prevents the Employee from discharging his responsibilities under this Agreement for a period of 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year, during the Employment Period, all as determined in good faith by the Board (or the Compensation Committee) or (ii) the Employee is receiving long-term disability benefits under any of the Company’s plans, policies or programs. Notwithstanding anything to the contrary, in the event the Company temporarily replaces the Employee, or transfers the Employee’s duties or responsibilities to another individual on account of the Employee’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Employee’s employment shall not be deemed terminated by the Company and the Employee shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of a Disability as to which the Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of a Disability made in writing to the Company and the Employee by such physician shall be final and conclusive for all purposes of this Agreement.

Employment Period shall have the meaning assigned thereto in Section 3 hereof.

Employee shall have the meaning assigned thereto in the preamble to this Agreement.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, all as in effect from time to time during the Employment Period.

Excise Taxes shall have the meaning assigned thereto in Section 12.1 hereof.

Good Reason shall have the meaning assigned thereto in Section 5.5 hereof.

Indemnification Agreement shall have the meaning assigned thereto in Section 4.8 hereof.

Losses shall have the meaning assigned thereto in Section 12.8 hereof.

Notice of Termination shall have the meaning assigned thereto in Section 5.6 hereof.

Plan means the Company’s Fourth Amended and Restated 2007 Equity Incentive Plan, as the same may be amended or restated from time to time

Proprietary Information and Inventions Agreement means the Employee Proprietary Information and Inventions Agreement dated             between the Employee and the Company, as the same may be amended from time to time.

Restricted Territory means (a) the United States, and (b) any other country in which the Company does business, has customers, or is soliciting customers at the time this restriction becomes applicable.

Rules shall have the meaning assigned thereto in Section 13.14 hereof.

Successor Provisions shall have the meaning assigned thereto in Section 12.5 hereof.

Tax Consultant shall have the meaning assigned thereto in Section 12.6 hereof.

Vacation Time shall have the meaning assigned thereto in Section 4.4 hereof.

Without Cause shall have the meaning assigned thereto in Section 5.4 hereof.

Unless otherwise stated herein, all “$” refer to United States dollars.

2. General Duties and Responsibilities of the Company and the Employee.

2.1(a) The Company agrees to continue to employ the Employee, and the Employee agrees to continue employment by the Company, as             and to be based in the Company’s offices in Golden, Colorado. The Employee shall report to and be subject to the direction of the             . The Employee shall have the authority, duties and responsibilities that are normally associated with and inherent in the capacity in which the Employee will be performing, and shall have such other or additional duties which are not inconsistent with the Employee’s position, as may from time to time be reasonably assigned to the Employee by the             . The Employee acknowledges and agrees that he will continue to be employed as an at-will-employee, which means that this Agreement may be terminated at the election of either the Employee or the Company, for any reason or no reason, subject to the provisions of Section 5 hereof. While employed hereunder, the Employee shall devote full time and attention during normal business hours to the affairs of the Company and use his best efforts to perform faithfully and efficiently his duties and responsibilities. The Employee agrees to cooperate fully with the Board and other employees of the Company, and not to engage in any activity which conflicts with or interferes with the performance of his duties hereunder. During the Employment Period, the Employee shall devote his best efforts and skills to the business and interests of the Company, do his utmost to further enhance and develop the best interests and welfare of the Company, and endeavor to improve his ability and knowledge of the business of the Company, in an effort to increase the value of his services for the mutual benefit of the parties hereto. During the Employment Period, it shall not be a violation of this Agreement for the Employee to (i) serve on any corporate board or committee thereof with the prior approval of the Board, (ii) serve on any civic, or charitable boards or committees (except for boards or committees of a Competing Business unless previously approved by the Board), (iii) deliver lectures, fulfill teaching or speaking engagements, (iv) testify as a witness in litigation involving a former employer; provided, however, any such activities must not materially interfere with performance of the Employee’s responsibilities under this Agreement or (v) any other activities described on Schedule 2.1 attached hereto.

(b) The Employee represents and covenants to the Company that he is not subject or a party to any employment agreement, noncompetition covenant, nondisclosure agreement, or any similar agreement or covenant that would prohibit the Employee from executing this Agreement and fully performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to the Employee hereunder. The Employee further represents and warrants that he is not presently subject to any legal actions, claims or administrative proceedings, including bankruptcy proceedings or IRS audits or proceedings that would affect his ability to perform his responsibilities hereunder.

2.2 The Employee acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and its Affiliates and to do no act and to make no statement, oral or written, which would injure the business, interests or reputation of the Company or its Affiliates.

3. Term. Unless sooner terminated pursuant to other provisions hereof, the Employee’s period of employment under this Agreement shall begin on the date hereof and shall end upon termination of this Agreement by the Company or the Employee pursuant to the terms hereof (the “Employment Period”).

4. Compensation and Benefits.

4.1 Base Salary. As compensation for services to the Company, the Company shall pay to the Employee from the date hereof until the Date of Termination an annual base salary of $            . The Board (or the Compensation Committee) will conduct an annual review of the Employee’s compensation and, in its sole discretion, may increase the Base Salary based upon relevant circumstances. The Base Salary shall be payable in equal semi-monthly installments or in accordance with the Company’s established policy, subject only to such payroll and withholding deductions as may be required by law and other deductions (consistent with the Company’s policy for all employees) relating to the Employee’s election to participate in the Company’s incentive, savings, retirement and other employee benefit plans.

4.2 Bonus. In addition to the Base Salary, the Employee may be awarded, for each calendar year until the Date of Termination, a performance bonus to be determined by, and to be at the sole discretion of, the Compensation Committee (the “Annual Bonus”). The criteria for the Annual Bonus, if any, and if applicable, any criteria relating to a target for the Annual Bonus, shall be determined annually by the Compensation Committee and communicated to the Employee. The Annual Bonus may be paid in cash or in Company equity or equity-based awards at the sole discretion of the Compensation Committee. Each such Annual Bonus shall be payable in an amount and at a time to be determined by the Board (or the Compensation Committee) in its sole discretion; provided that the Annual Bonus will be paid by March 15 of the calendar year following the calendar year for which it is earned.

4.3 Equity Awards. The Employee may be eligible to participate in the Plan or any successor plan, subject to the terms of the Plan or successor plan, as determined by the Compensation Committee, in its sole discretion.

4.4 Vacation. Until the Date of Termination, the Employee shall be entitled to annual paid vacation equal to             days during each one-year period commencing on the date of execution hereof (the “Vacation Time”). The use of any Vacation Time not taken during the applicable one-year period will be subject to the Company’s vacation policy as in effect from time to time.

4.5 Incentive, Savings and Retirement Plans. Until the Date of Termination, the Employee will be eligible to participate in and shall receive all benefits under all incentive, savings and retirement plans and programs maintained or hereinafter established by the Company for the benefit of its employees; provided, however, that the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive, savings and retirement plans and programs.

4.6 Benefit Plans. Until the Date of Termination, the Employee and/or the Employee’s dependents, as the case may be, shall be eligible to participate in and shall receive all benefits under each benefit plan of the Company maintained or hereinafter established by the Company for the benefit of its employees. Such benefit plans may include, without limitation, medical, dental, disability, group life, accidental death and travel accident insurance plans and programs. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such employee benefit program or plan.

4.7 Reimbursement of Business Expenses. The Employee may from time to time until the Date of Termination incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel, entertainment and similar expenses incurred for the benefit of the Company. Subject to the Employee complying with the Company’s policy regarding the reimbursement of such expenses as in effect from time to time during the Employment Period, which does not necessarily allow reimbursement of all such expenses, and subject to 13.18, the Company shall reimburse the Employee for such expenses from time to time, at the Employee’s request, and the Employee shall account to the Company for all such expenses.

4.8 Indemnification Agreement. The Company has entered into an Indemnification Agreement regarding indemnification of the Employee in the form of such agreements entered into with the Company’s other executive officers (the “Indemnification Agreement”). The

Company will also cause the Employee to be covered by its director and officer insurance policies as they are in effect from time to time for its directors and executive officers.

4.9 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5. Termination.

5.1 Death. This Agreement and Employee’s employment with the Company and its Affiliates, shall terminate automatically upon the death of the Employee.

5.2 Disability. The Company may terminate this Agreement and Employee’s employment with the Company and its Affiliates, upon written notice to the Employee delivered in accordance with Sections 5.6 and 13.1 hereof, upon any Disability.

5.3 Cause. The Company may terminate this Agreement and Employee’s employment with the Company and its Affiliates, upon written notice to the Employee delivered in accordance with Sections 5.6 and 13.1 hereof, for Cause. For purposes of this definition of “Cause,” the term “Company” shall mean the Company and/or its Affiliates. For purposes of this Agreement, subject to the notice provisions set forth below, “Cause” means (i) the conviction (or plea of nolo contendere or equivalent plea) of the Employee of a felony which, through lapse of time or otherwise, is not subject to appeal, (ii) the Employee having engaged in misconduct causing a violation by the Company of any state or federal laws which results in an injury to the business, condition (financial or otherwise), results of operations or prospects of the Company as determined in good faith by the Board or a committee thereof, (iii) the Employee having engaged in a theft of corporate funds or corporate assets of the Company or in an act of fraud upon the Company, (iv) an act of personal dishonesty taken by the Employee that was intended to result in personal enrichment of the Employee at the expense of the Company, (v) the Employee’s refusal, without proper legal cause, to perform his duties and responsibilities as contemplated in this Agreement (as determined in the sole discretion of the Board) or any other breach by the Employee of this Agreement, (vi) the Employee’s refusal, without proper legal cause, to comply with any valid legal directive of the Board, (vii) the Employee’s engaging in activities which would constitute a breach of the Company’s policies described in Section 7 hereof or any other applicable policies, rules or regulations of the Company, including, but not limited to, with respect to use of drugs or alcohol or reimbursement of business expenses, and (viii) the Employee’s violation of the Proprietary Information and Inventions Agreement or the terms of this Agreement. If the Company desires to terminate the Employee for Cause pursuant to the provisions of this Section 5.3, the Employee will be given a written notice by the Board of the facts and circumstances providing the basis for termination for Cause, and the Employee will have 30 days from the date of such notice to remedy, cure or rectify the situation giving rise to termination for Cause to the reasonable satisfaction of the Board (except in the event of termination for Cause pursuant to subparagraph (i) above as to which no cure period will be permitted).

5.4 Without Cause. The Company may terminate this Agreement and Employee’s employment with the Company and its Affiliates Without Cause, upon written notice to the Employee delivered in accordance with Sections 5.6 and 13.1 hereof. For purposes of this Agreement, the Employee will be deemed to have been terminated “Without Cause” if the Employee is terminated by the Company for any reason other than Cause or Disability.

5.5 Good Reason. The Employee may terminate his employment with the Company and its Affiliates and this Agreement for Good Reason, upon written notice to the Company delivered in accordance with Sections 5.6 and 13.1 hereof. For purposes of this definition of “Good Reason,” the term “Company” shall mean the Company and/or its Affiliates. For purposes of this Agreement, “Good Reason” means: (i) a material diminution in the Employee’s authority, duties or responsibilities as contemplated in this Agreement, (ii) requiring the Employee to relocate to any office or location more than 50 miles outside of the Denver, Colorado metropolitan area without his consent, (iii) any material breach by the Company of any of the provisions of this Agreement, or (iv) a material reduction at any time during the Employment Period, of the Base Salary of the Employee without his consent unless such reduction is also applied to all similarly situated employees of the Company in the same proportions. If an Employee intends to terminate for a Good Reason, he must provide the Company 20 days written notice and the Company will have 20 days to cure and if the event is not cured, the Employee must specifically terminate his employment for Good Reason hereunder within 60 days from the date that he had actual notice of the event of Good Reason.

5.6 Notice of Termination. Any termination of this Agreement by the Company or the Employee shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) specifies the Date of Termination, if such date is other than the date of receipt of such notice (which Date of Termination shall not be more than 60 days after the giving of such notice, unless otherwise provided herein). Notwithstanding the foregoing, the Company may elect to consider the Employee as an employee after the Date of Termination for purposes of complying with the provisions of Section 6 hereof.

5.7 Resignation of All Other Positions. Upon termination of the Employee’s employment hereunder for any reason, the Employee shall be deemed to have resigned from all positions that the Employee holds as an officer, manager or member of the board of directors (or a committee thereof) of the Company or any of its Affiliates.

6. Obligations of the Company upon Termination.

6.1 Cause; Other Than Good Reason. If this Agreement and Employee’s employment with the Company and its Affiliates shall be terminated either by the Company for Cause or by the Employee for any reason other than Good Reason, the Company shall pay to the Employee, in a lump sum in cash within the time period after the Date of Termination required by applicable law, the aggregate of the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid. All other obligations of the Company and rights of the Employee hereunder shall terminate effective as of the Date of Termination, except as provided for in any benefit plans, incentive stock plans or other compensation plans and as otherwise provided in this Agreement.

6.2 Death or Disability. If this Agreement and Employee’s employment with the Company and its Affiliates is terminated as a result of the Employee’s death or Disability, the Company shall pay to the Employee or his estate, in a lump sum in cash within the time period after the Date of Termination required by applicable law, the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid. All other obligations of the Company and rights of the Employee hereunder shall terminate effective as of the Date of Termination, except as provided for in any benefit plans, incentive stock plans or other compensation plans and as otherwise provided in this Agreement.

6.3 Without Cause. If this Agreement and Employee’s employment with the Company and its Affiliates shall be terminated by the Company Without Cause, the Company shall pay to the Employee in a lump sum in cash within the time period after the Date of Termination required by applicable law, the aggregate of the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid.

6.4 Termination of Employment in Proximately to Change in Control. If this Agreement and Employee’s employment with the Company and its Affiliates shall be terminated either (i) by the Employee for Good Reason or (ii) by the Company Without Cause, in each case within three months prior to our one year after a Change in Control, in lieu of any other obligation the Company may have pursuant to Section 6 hereof:

(a) The Company shall pay to the Employee in a lump sum in cash within the time period after the Date of Termination required by applicable law, if not theretofore paid, the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination;

(b) The Company shall pay to the Employee in a lump sum in cash within 45 days after the Date of Termination an amount equal to the Annual Bonus (based upon achievement of performance objectives for the relevant year, the extent of such achievement to be determined by the Compensation Committee taking into account the performance through the Date of Termination, and in the Compensation Committee’s sole discretion, the expected performance through the remainder of the then-current performance period) multiplied by a fraction, the numerator of which is the number of full weeks in the period beginning on the first day of the then-current annual performance period and ending on the Date of Termination and the denominator of which is fifty-two; and

(c) The Company shall pay to the Employee in a lump sum in cash within 45 days after the Date of Termination an amount equal to the sum of (i)             times the Base Salary (as in effect on the Date of Termination), (ii)             times the Annual Bonus received by the Employee for the year preceding the year in which the Date of Termination occurs and (iii)             times the current monthly premium amount payable by the Employee for himself and his dependents if the Employee had timely and properly elected continuation coverage under COBRA.

Notwithstanding any of the above to the contrary, the Employee will not be entitled to any of the benefits or severance payments provided in Sections 6.4(b) and 6.4(c) if (i) the Employee breaches this Agreement, including the provisions of Sections 8 through 10 hereof, or the Proprietary Information and Inventions Agreement or (ii) the Employee fails to execute a release from liability and waiver of right to sue the Company and its Affiliates, substantially in form and substance as attached hereto as Exhibit A, so that it becomes irrevocable within 45 days after

Date of Termination. To the extent any amount payable under this Section 6.4 is subject to Section 409A of the Code, if the period during which the Employee has discretion to execute or revoke the general release of claims straddles two taxable years of the Employee, then the Company shall make the severance payments starting in the second of such taxable years, regardless of which taxable year Employee actually delivers the executed general release of claims to the Company. Employee may not, directly or indirectly, designate the calendar year of payment.

All other obligations of the Company and rights of the Employee hereunder shall terminate effective as of the Date of Termination, except as provided for in any benefit plans, incentive stock plans or other compensation plans and as otherwise provided in this Agreement.

6.5 Specified Employee. If the Employee is a “specified employee” as such term is defined under Section 409A of the Code on the date of such Employee’s termination of employment and if the benefit to be provided under this Section 6 is subject to Section 409A of the Code and is payable on account of a termination of employment, payment in respect of such benefit shall not commence until the first business day that is six months after the Employee’s termination date and shall otherwise be paid as provided in this Agreement.

7. Employee’s Obligation to Comply with Company Policies. For purposes of this Section 7, the term “Company” shall mean the Company and/or its Affiliates. The Employee agrees to execute and comply at all times during the Employment Period with all applicable policies, rules and regulations of the Company, including, without limitation, the Company’s Code of Business and Ethical Conduct, Insider Trading Policy, and Corporate Disclosure Policy, each as in effect from time to time during the Employment Period.

8. Employee’s Obligation as to Proprietary Information and Inventions. The obligations of the Employee with respect to nondisclosure of proprietary information of the Company, assignment of inventions, use of Company records and related covenants are governed by the terms of the Proprietary Information and Inventions Agreement. This Agreement and the Proprietary Information and Inventions Agreement and any such other similar agreement between the parties shall be construed and applied as being mutually consistent to the fullest extent possible.

9. Employee’s Non-Disparagement Obligation.

During the Employment Period and thereafter, the Employee shall not defame or disparage the Company, its Affiliates and their officers, directors, members or partners. The Employee agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its Affiliates or their directors, members, officers or executives. The Company further agrees not to defame or disparage the Employee and agrees to cooperate with the Employee in refuting any defamatory or disparaging remarks by any third party made with respect to his employment with the Company. This Section 9 does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.

10. Employee’s Non-Competition and Non-Solicitation Obligations.

10.1 (a) All references in this Section 10 to the term “Company” shall mean the Company and/or its Affiliates. During the Employment Period and for the twelve month period following the Date of Termination, the Employee shall not, acting alone or in conjunction with others, directly or indirectly, in the Restricted Territory, invest or engage, directly or indirectly, in any Competing Business or accept employment with or render services to such a Competing Business as a director, officer, agent, employee, partner or consultant or in any other capacity; provided, however, that this Section 10.1(a) shall not be deemed violated if the Employee is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of up to four percent of the voting stock of any corporation subject to the periodic reporting requirements of the Exchange Act.

(b) In addition to the other obligations agreed to by the Employee in this Agreement, the Employee agrees that for 24 months following the Date of Termination, he shall not directly or indirectly, (i) hire or attempt to hire any employee of the Company, or induce, entice, encourage or solicit any employee of the Company to leave his or her employment, or (ii) contact, communicate or solicit any distributor, customer or acquisition or business prospect or business opportunity of the Company for the purpose of causing them to terminate or alter or amend their business relationship with the Company to the Company’s detriment.

Notwithstanding the foregoing, if the Company fails to make the payments to the Employee set forth in Section 6.4 hereof, then the terms of this Section 10.1 will not be effective from the date of such nonpayment; provided, that if the Company subsequently makes any such payments, this Section 10.1 will become effective in accordance with its terms for so long as the Company continues to make the payments required by Section 6.4 hereof.

10.2 (a) The Employee hereby specifically acknowledges and agrees that:

(1) The Company has expended and will continue to expend substantial time, money and effort in developing its business;

(2) The Employee will, in the course of his employment, be personally entrusted with and exposed to confidential information about the Company or its Affiliates;

(3) The Company, during the Employment Period and thereafter, will be engaged in a highly competitive business;

(4) The Employee could, after having access to the Company’s financial records, contracts, and other confidential information and know-how and, after receiving training by and experience with the Company, become a competitor;

(5) The temporal and other restrictions contained in this Section 10 are in all respects reasonable and necessary to protect the business goodwill, trade secrets, prospects and other reasonable business interests of the Company;

(6) The enforcement of this Agreement in general, and of this Section 10 in particular, will not work an undue or unfair hardship on the Employee or otherwise be oppressive to him; it being specifically acknowledged and agreed by the Employee that he has activities and other business interests and opportunities which will provide him adequate means of support if the provisions of this Section 10 are enforced after the Date of Termination; and

(7) The enforcement of this Agreement in general, and of this Section 10 in particular, will neither deprive the public of needed goods or services nor otherwise be injurious to the public.

(b) It is acknowledged, understood and agreed by and between the parties hereto that the covenants made by the Employee in this Section 10 are essential elements of this Agreement and that, but for the agreement of the Employee to comply with such covenants, the Company would not have entered into this Agreement.

11. Acknowledgement. In the event of any pending, threatened or actual breach of any of the covenants or provisions of Sections 8 through 10 hereof, as determined by a court of competent jurisdiction, it is acknowledged and agreed by the Employee that the Company shall be entitled to seek a restraining order or injunctive relief in addition to any other remedies at law and in equity, in each case without notice or bond, as determined by a court of competent jurisdiction. Should a court of competent jurisdiction or an arbitrator (pursuant to Section 13.13 hereof) declare any provision of Sections 8 through 10 hereof to be unenforceable due to an unreasonable restriction of duration or geographical area, or for any other reason, such court or arbitrator is hereby granted the consent of each of the Employee and the Company to reform such provision and/or to grant the Company any relief, at law or in equity, reasonably necessary to protect the reasonable business interests of the Company or any of its Affiliates.

12. Certain Payments by the Company

12.1 In the event that the Employee is deemed to have received an “excess parachute payment” (as defined in Section 280G(b) of the Code) which is subject to the excise taxes (the “Excise Taxes”) imposed by Section 4999 of the Code in respect of any payment pursuant to this Agreement or any other agreement, plan, instrument or obligation, in whatever form, the Company shall make the Bonus Payment (defined below) to the Employee notwithstanding any contrary provision in this Agreement or any other agreement, plan, instrument or obligation.

12.2 The term “Bonus Payment” means a cash payment in an amount equal to the sum of (i) all Excise Taxes payable by the Employee, plus (ii) all additional Excise Taxes and federal or state income taxes to the extent such taxes are imposed in respect of the Bonus Payment, such that the Employee shall be in the same after-tax position and shall have received the same benefits that he would have received if the Excise Taxes had not been imposed. For purposes of calculating any income taxes attributable to the Bonus Payment, the Employee shall be deemed for all purposes to be paying income taxes at the highest marginal federal income tax rate, taking into account any applicable surtaxes and other generally applicable taxes which have the effect of increasing the marginal federal income tax rate and, if applicable, at the highest marginal state income tax rate, to which the Bonus Payment and the Employee are subject. An example of the calculation of the Bonus Payment is set forth below. Assume that the Excise Tax rate is 20%, the highest federal marginal income tax rate is 40% and the Employee is not subject to state income taxes. Further assume that the Employee has received an excess parachute payment in the amount of $200,000, on which $40,000 ($200,000 x 20%) in Excise Taxes are payable. The amount of the required Bonus Payment is thus computed to be $100,000, i.e., the Bonus Payment of $100,000, less additional Excise Taxes on the Bonus Payment of $20,000 (i.e., 20% x $100,000) and income taxes of $40,000 (i.e., 40% x $100,000), yields $40,000, the amount of the Excise Taxes payable in respect of the original excess parachute payment.

12.3 The Employee agrees to reasonably cooperate with the Company to minimize the amount of the excess parachute payments, including, without limitation, assisting the Company in establishing that some or all of the payments received by the Employee that are “contingent on a change,” as described in Section 280G(b)(2)(A)(i) of the Code, are reasonable compensation for personal services actually rendered by the Employee before the date of such change or to be rendered by the Employee on or after the date of such change.

12.4 The Company shall make any payment required to be made under Section 12 hereof in a cash lump sum within 30 days after the date on which the Employee received or is deemed to have received any such excess parachute payment. Notwithstanding the foregoing, in no event will any Bonus Payment be paid later than the end of Employee’s taxable year next following Employee’s taxable year in which he remits the taxes to which such Bonus Payment relates.

12.5 In the event that there is any change to the Code which results in the recodification of Section 280G or Section 4999 of the Code, or in the event that either such section of the Code is amended, replaced or supplemented by other provisions of the Code of similar import (“Successor Provisions”), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that the Employee is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 (or any Successor Provisions) had not been imposed.

12.6 All determinations required to be made under Section 12 hereof including, without limitation, whether and when a Bonus Payment is required, and the amount of such Bonus Payment and the assumptions to be utilized in arriving at such determinations, unless otherwise expressly set forth in this Agreement, shall be made within 30 days from the Date of Termination by the independent tax consultant(s) selected by the Company and reasonably acceptable to the Employee (the “Tax Consultant”). The Tax Consultant must be a qualified tax attorney or certified public accountant. All fees and expenses of the Tax Consultant shall be paid in full by the Company. Any Excise Taxes as determined pursuant to Section 12 hereof shall be paid by the Company to the Internal Revenue Service or any other appropriate taxing authority on the Employee’s behalf within five (5) business days after receipt of the Tax Consultant’s final determination by the Company and the Employee.

12.7 If the Tax Consultant determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Taxes are payable by the Employee, the Tax Consultant shall furnish the Employee with a written opinion that failure to disclose or report the Excise Taxes on the Employee’s federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or any other penalty.

12.8 The Company shall indemnify and hold harmless the Employee, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by the Employee with respect to the exercise by the Company of any of its rights under Section 12 hereof, including, without limitation, any Losses related to the Company’s decision to contest a claim of any imputed income to the Employee or if the determination in Section 12.7 is incorrect. The Company shall pay all fees and expenses incurred under Section 12 hereof, and shall promptly reimburse the Employee for the reasonable expenses incurred by the Employee in connection with any actions taken by the Company or required to be taken by the Employee hereunder within 30 days after the Employee provides reasonable documentation of such expenses. Notwithstanding the foregoing, expenses incurred by Employee, including without limitation, attorneys’ fees, due to a tax audit or litigation in connection with any excise tax (including penalties and interest or other excise taxes thereon) under Code Section 4999 or Code Section 280G shall be reimbursed by the Company no later than the end of the Employee’s tax year following the tax year in which such taxes that are subject to the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, by the end of the Employee’s tax year following the tax year in which the audit is completed or there is a final nonappealable settlement or other resolution of the litigation. The Employee’s right to payment or reimbursement pursuant to this Section 12.8 shall not be subject to liquidation or exchange for any other benefit.

12.9 Furthermore, with respect to any payments that are taxable and includable in income to be paid under this Section 12 and to the extent such payments are not for the Bonus Payment or due to tax audit or litigation expenses described in the preceding paragraph then such payments shall only be payable if such expenses are incurred during the 15 year period commencing on the Date of Termination; amounts payable in one calendar year will not affect amounts payable in another calendar year; in no event will any payment be paid later than the end of Employee’s taxable year following the Employee’s taxable year in which the expenses were incurred; and such payments cannot be substituted for any other benefits or subject to liquidation.

13. Miscellaneous.

13.1 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when (i) delivered by hand (with written confirmation of receipt) or sent by facsimile (with conformation of transmission), or (ii) on the third business day following deposit in the United States mail by registered or certified mail, return receipt requested, postage prepaid, to the addresses as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company to:

Luca Technologies Inc.
500 Corporate Circle, Unit C
Golden, Colorado 80401
Attention:
Facsimile No.: (303) 534-1446

If to the Employee to:

or to such other names or addresses as the Company or the Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 13.1.

13.2 Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any party. Except as expressly provided for herein, the failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach occurs.

13.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, and its respective successors, legal representatives and assigns, and upon the Employee, his heirs, executors, administrators, representatives and assigns; provided, however, the Employee agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company. Any reference to “Company” herein shall mean the Company as well as any successors thereto.

13.4 Entire Agreement; No Oral Amendments. This Agreement, together with any exhibit attached hereto and any document, policy, rule or regulation referred to herein, including without limitation the Proprietary Information and Inventions Agreement, replaces all previous agreements and discussions relating to the same or similar subject matter between the Employee and the Company, and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement; provided, however, that the Indemnification Agreement between the Company and the Employee dated the date hereof shall remain in full force and effect after the date hereof. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any executive, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

13.5 Exit Obligations. Upon (a) voluntary or involuntary termination of the Employee’s employment or (b) the Company’s request at any time during the Employee’s employment, the Employee shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, manuals, reports, files, books, compilations, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that are covered by the Proprietary Information and Inventions Agreement, that are in the possession or control of the Employee, whether they were provided to the Employee by the Company or any of its business associates or created by the Employee in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Employee’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Employee’s possession or control.

13.6 Publicity. The Employee hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Employee ‘s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company without further consent from or royalty, payment or other compensation to the Employee. The Employee hereby forever waives and releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company’s and its agents’, representatives’ and licensees’ exercise of their rights in connection with any uses pursuant to this Section 13.6.

13.7 Enforceability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

13.8 Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

13.9 Corporate Authority. The Company has all corporate power and authority necessary to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company.

13.10 Withholdings: Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other employee deductions made with respect to the Company’s employees generally, and (c) any advances made to the Employee and owed to the Company.

13.11 Nonalienation. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by the Employee, his dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

13.12 Incompetent or Minor Payees. Should the Board determine that any person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder may, notwithstanding any other provision of this Agreement to the contrary, be made in any one or more of the following ways: (a) directly to such minor or person; (b) to the legal guardian or other duly appointed personal representative of the person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Board, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.

13.13 Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

13.14 Arbitration.

(a) If any dispute or controversy arises between the Employee, the Company relating to (1) this Agreement in any way or arising out of the parties’ respective rights or obligations under this Agreement or (2) the employment of the Employee or the termination of such employment, then either party may submit the dispute or controversy to arbitration under the then-current Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”). Any arbitration hereunder shall be conducted before a panel of three arbitrators unless the parties mutually agree that the arbitration shall be conducted before a single arbitrator. The arbitrators shall be selected (from lists provided by the AAA) through mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrators within twenty (20) days following receipt by one party of the other party’s notice of desire to arbitrate, then within five (5) days following the end of such 20-day period, each party shall select one arbitrator who, in turn, shall within five (5) days jointly select the third arbitrator to comprise the arbitration panel hereunder. The site for any arbitration hereunder shall be in Denver County, Colorado, unless otherwise mutually agreed by the parties, and the parties hereby waive any objection that the forum is inconvenient.

(b) The party submitting any matter to arbitration shall do so in accordance with the Rules. Notice to the other party shall state the question or questions to be submitted for decision or award by arbitration. Notwithstanding any provision of this Section 13.14, the Employee shall be entitled to seek specific performance of the Employee’s right to be paid during the pendency of any dispute or controversy arising under this Agreement. In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of property rights.

(c) The arbitrator shall set the date, time and place for each hearing, and shall give the parties advance written notice in accordance with the Rules. Any party may be represented by counsel or other authorized representative at any hearing. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 et. seq. (or its successor). The arbitrator shall apply the substantive law and the law of remedies, if applicable) of the State of Colorado to the claims asserted to the extent that the arbitrator determines that federal law is not controlling.

(d) (1) Any award of an arbitrator shall be final and binding upon the parties to such arbitration, and each party shall immediately make such changes in its conduct or provide such monetary payment or other relief as such award requires. The parties agree that the award of the arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the Federal Arbitration Act.

(2) The parties hereto agree that the arbitration award may he entered with any court having jurisdiction and the award may then be enforced as between the parties, without further evidentiary proceedings, the same as if entered by the court at the conclusion of a judicial proceeding in which no appeal was taken. The Company and the Employee hereby agree that a judgment upon any award rendered by an arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(e) Each party shall pay any monetary amount required by the arbitrator’s award, and the fees, costs and expenses for its own counsel, witnesses and exhibits, unless otherwise determined by the arbitrator in the award. The compensation and costs and expenses assessed by the arbitrator(s) and the AAA shall be split evenly between the parties unless otherwise determined by the arbitrator in the award. If court proceedings to stay litigation or compel arbitration are necessary, the party who opposes such proceedings to stay litigation or compel arbitration, if such party is unsuccessful, shall pay all associated costs, expenses, and attorney’s fees which are reasonably incurred by the other party as determined by the arbitrator.

13.15 Tolling. Should the Employee violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Employee ceases to be in violation of such obligation.

13.16 Survival of Certain Provisions. Wherever appropriate to the intention of the parties hereto, the respective rights and obligations of said parties, including, but not limited to, the rights and obligations set forth in Sections 8 through 11 hereof and this Section 13, shall survive any termination or expiration of this Agreement.

13.17 No Strict Construction. The Employee represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read the Agreement and that he understands its terms and conditions. The parties hereto agree that the language used in this Agreement shall be deemed to be the language chosen by them to express their mutual intent, and no rule of strict construction shall be applied against either party hereto. The Employee acknowledges that he has had the opportunity to consult with counsel of his choice, independent of the counsel for the Company, regarding the terms and conditions of this Agreement and has done so to the extent that he, in his sole discretion, deemed to be appropriate.

13.18 Internal Revenue Code Section 409A Compliance.

(a) This Agreement is intended to comply with Section 409A of the Code to the extent any payment hereunder constitutes nonqualified deferred compensation under Section 409A of the Code.

(b) The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on the Employee of any additional tax, penalty, or interest under Section 409A of the Code and to comply with Code Section 409A to the extent applicable.

(c) If the Company determines in good faith that any provision of this Agreement would cause the Employee to incur an additional tax, penalty, or interest under Section 409A of the Code, the Board (or its delegate) and the Employee shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code.

(d) The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Employee under this Agreement. The Company shall not be liable to the Employee for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

(e) With respect to any reimbursement of expenses of the Employee, as specified under this Agreement, such reimbursement of expenses shall be subject to the following conditions: (1) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(f) “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of nonqualified deferred compensation subject to Section 409A of the Code, the Employee’s “separation from service” as defined in Section 409A of the Code.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

Luca Technologies Inc., a Delaware corporation

By:
Name:
Title:

Employee:

[Name]

SCHEDULE 2.1

Other Permitted Activities

EXHIBIT A —RELEASE

RELEASE OF CLAIMS

This Release of all Claims (the “Release”) is entered into by and between LUCA TECHNOLOGIES INC. [OR NAME OF ANY SUCCESSOR ENTITY] (the “Company”) and                     (“Employee”) and dated as of [INSERT DATE].

In consideration of the promises set forth in the employment agreement between the Employee and the Company, dated as of             , 2011 (the “Agreement”), the Employee and the Company (the “Parties”) hereby agree as follows:

1. Agreement Entitlements. The Employee’s termination of employment shall be effective as of the Effective Date (defined below). Consequently, the Company shall provide the Employee the post-termination payments and other benefit to which he would not be entitled under the Agreement, but for the execution of this Release (capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement).

2. Release of Claims.

(a) As used in this Release, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b) The Employee, for and on behalf of himself and his successors, assigns, legal representatives, heirs, executors and administrators, does hereby remise, release, absolve and discharge, the Company, its subsidiaries, all of their respective successors and assigns, subsidiaries, Affiliates and legal representatives (in their capacities as such), past and present, and all of their respective directors, officers, shareholders, members, agents, employees, attorneys, successors, assigns, legal representatives, heirs, executors and administrators, past and present, and each and every one of them, in their individual and corporate capacities as such (collectively, the “Releasees”) from any and all claims which the Employee had, may have had, or now has against the Company, the Releasees, collectively or any member of the Releasees individually, for or by reason of any matter, cause or thing whatsoever including any claim arising out of or attributable to the Employee’s employment or the termination of the Employee’s employment with the Company up to and including the Effective Date, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any applicable Federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, sexual preference or any other factor. This release of claims includes, but is not limited to, all claims arising under: the Age Discrimination in Employment Act of 1967 (the “ADEA”, a law which prohibits discrimination on the basis of age); the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act of 1990; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974; the Family Medical Leave Act; the Equal Pay Act; all as amended, and all other Federal, state and local labor and anti-discrimination laws, the

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common law and any other purported restriction on an employer’s right to terminate the employment of employees. Notwithstanding the foregoing, this Section 2(b) shall not apply to any claims that arise after the Effective Date or under or are in connection with (i) this Release, (ii) employee benefit plans of general applicability in which the Employee participated as of the Date of Termination, (iii) the Employee’s rights, if any, to indemnification by the Company under its charter documents, policies or other agreements or applicable law, and (iv) any claim that cannot be waived under applicable state or federal law, such as claims for any challenge to the validity of the Employee’s release of claims under the ADEA, as set forth in this Release.

(c) The Employee represents that the Employee has not filed or permitted to be filed against the Releasees, any member of the Releasees individually or the Releasees collectively, any complaint, charge, claim, suit, action or proceeding before any local, state or federal court or other body (each individually, a “Proceeding”). The Employee further represents that the Employee is not aware of any basis on which such a Proceeding could reasonably be instituted. The Employee covenants and agrees that the Employee will not initiate or cause to be initiated on the Employee’s behalf any Proceeding at any time hereafter with respect to the subject matter of this Release and claims released pursuant to this Release (including, without limitation, any claims relating to the termination of the Employee’s employment), except as may be necessary to enforce this Release, to obtain benefits described in or granted under this Release, to seek a determination of the validity of the waiver of the Employee’s rights under the ADEA or as required by law. Except as otherwise provided in the preceding sentence, the Employee will not voluntarily participate in any judicial proceeding of any nature or description against the Releasees, any member of the Releasees individually or the Releasees collectively as of the Effective Date. The Employee waives any right the Employee may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Employee understands that, by executing this Release, the Employee will be limiting the Employee’s right to pursue certain claims and the availability of certain remedies the Employee may have against the Releasees, any member of the Releasees individually or the Releasees collectively. Notwithstanding the above, nothing in this Section 2(c) shall prevent the Employee from initiating or participating in an investigation or proceeding conducted by the EEOC.

3. Older Workers’ Benefit Protection Act. This Release is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). The Employee is advised to consult with an attorney before executing this Release.

(a) Acknowledgments/Time to Consider. The Employee acknowledges and agrees that (i) the Employee has read and understands the terms of this Release; (ii) the Employee has been advised in writing to consult with an attorney before executing this Release; (iii) the Employee has obtained and considered such legal counsel as the Employee deems necessary (if any); (iv) the Employee has been given twenty-one (21) days to consider whether or not to enter into this Release (although the Employee may elect not to use the full 21-day period at the Employee’s option); and (v) by signing this Release, the Employee acknowledges that the Employee does so freely, knowingly and voluntarily.

(b) Revocation/Effective Date. This Release shall not become effective or enforceable until the eighth (8th) day after the Employee signs this Release. In other words, the

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Employee may revoke his acceptance of this Release within seven (7) days after the date the Employee signs it. The Employee’s revocation must be in writing and received by the Vice President of Administration and Human Resources by 5:00 p.m. Mountain Time on the seventh day in order to be effective. If the Employee does not revoke acceptance within the seven (7) day period, the Employee’s acceptance of this Release shall become binding and enforceable on the eighth day after the Employee signs it (the “Effective Date”). The severance payments under the Agreement will become due and payable on the Effective Date, provided the Employee does not revoke.

(c) Preserved Rights of Employee. This Release does not waive or release any rights or claims that the Employee may have under the ADEA that arise after the date the Employee signs this Release. In addition, this Release does not prohibit the Employee from challenging the validity of this Release’s waiver and release of claims under the ADEA.

4. Cooperation. The Employee agrees, for a period of three years from the date hereof, to cooperate fully with the Company and its subsidiaries, Affiliates, auditors, attorneys, insurance companies and agents, at the Company’s expense, concerning requests for information about the business of the Company or its subsidiaries or Affiliates or the Employee’s involvement and participation therein; the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or Affiliates which relate to events or occurrences that transpired while the Employee was employed by the Company; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences relating to business matters or other work-related issues that transpired while the Employee was employed by the Company. The Employee’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing.

5. Miscellaneous.

(a) Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the notice provisions contained in Section 13.1 of the Agreement.

(b) Successors. This Release shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.

(c) Taxes. The Company shall withhold from any amounts payable under this Release such taxes as may be required to be withheld pursuant to any applicable law or regulation.

(d) Severability. In the event that any provision of this Release is determined to be invalid or unenforceable, the remaining terms and conditions of this Release shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

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(e) Non-Admission. Nothing contained in this Release shall be deemed or construed as an admission of wrongdoing or liability on the part of the Employee or on the part of the Company.

(f) Non-Waiver. A failure of either the Employee or any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof.

(g) Governing Law. The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of Colorado without giving effect to conflict of laws principles.

(h) Headings. The headings of the sections contained in this Release are for convenience of reference only and shall not be deemed to control or affect the meaning or construction of any provision of this Release.

(i) Counterparts. This Release may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party’s executed counterpart of this Release (or its signature page thereof) shall be deemed to be an executed original thereof.

[Signature page follows]

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IN WITNESS WHEREOF, the Employee has hereunto set his hand as of the date first written above.

Luca Technologies Inc., a Delaware corporation

By:
Name:
Title:

Employee:
[Name]

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